Exhibit 99.3

VASCO Data Security International, Inc.

VASCO Data Security International Earnings Conference Call

Edited Transcript

October 25, 2012

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International, Inc.—Founder, Chairman & CEO

Jochem Binst VASCO Data Security International, Inc.—Director, Corporate Communications

Jan Valcke VASCO Data Security International, Inc.—President & COO

Cliff Bown VASCO Data Security International, Inc.—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company – Analyst

Fred Ziegel Topeka Capital Markets – Analyst

Jeff Andry Wunderlich Securities – Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. Q3 2012 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded Thursday, October 25, 2012.

I would now like to turn the conference over to T. Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Thank you, Operator.

Good morning, everyone. For those listening in from Europe, good afternoon; and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on forward-looking statements.

Jochem Binst – VASCO Data Security International, Inc. – Director, Corporate Communications

Thank you, Ken. Ladies and gentlemen, statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects” and similar words is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

At this time, I will turn the call back over to Ken.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Thank you, Jochem.

Today we are going to review the results for third quarter 2012. As always, we will host a question-and-answer session after the conclusion of Management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you could limit your questions to one or two it would be appreciated.

Revenues for the third quarter of 2012 were in line with the numbers discussed in our preannouncement release of October 9th. As we noted at that time, revenues from both the banking and enterprise and application security markets were lower than revenues in the comparable periods in 2011. Revenue from continuing operations for the third quarter of 2012 decreased 12% to $36.3 million from $41.4 million in the third quarter of 2011, and for the first nine months of 2012 decreased 4% to $115.2 million from $119.6 million for the first nine months of 2011.

Our gross profit for the quarter was approximately 66% of revenue compared to 67% for the third quarter of 2011. Our operating income from continuing operations was approximately 17% of revenue for the quarter compared to 18% for the third quarter of 2011.

At September 30, 2012 our net cash balance was $96.1 million, an increase of $11.6 million over our balance at December 31, 2011, and we had approximately $123.8 million in working capital. This strong cash position and strong balance sheet continues to be an important benefit to VASCO’s future growth.

While we were disappointed with the results for the quarter we believe that our traditional business remains strong and that our business is sound. We are also continuing to invest in our services platform and expect it will allow us to expand our target market to consumers and other applications beyond the reach of our traditional products. We are optimistic about our business prospects in both our traditional and services business models for 2013.

I promised during our last earnings call to give you additional metrics regarding the ramp up of our services business. First, we are currently targeting application service providers, ASPs, of all types and their users. These users might be customers, partners, employees and others that utilize applications offered by the ASPs. For now, the users that we are targeting for MYDIGIPASS. COM are those who consider internet security a priority. Initially we believe they represent a small percentage, most likely less than 5% of the total users. Going forward, we expect this percentage to increase.

The ASPs go through several stages before going live on our services platform. The first stage is the sign-up stage. In this stage we are inviting the ASPs to go to our developer website and sign up. Sign up means that the ASP creates an account on VASCO’s developer website. After registration, the ASP can download the tools and read the information on how to integrate the MYDIGIPASS. COM connect button into its website.

The next stage is the testing stage. Testing means that the ASP can simulate using MYDIGIPASS. COM in VASCO’s sandbox environment. The ASP can have multiple website test environments.

The third and final stage is apply for a live key. This means that the ASP has completed a form to receive the real MYDIGIPASS. COM connect button for their website. When the ASP wishes to go live, they need to place an order with VASCO for user licenses and clicks, which are authentication events. Once the order is approved, the ASP receives a live key. This key is used by the ASP to implement the MYDIGIPASS. COM button on their live website.

Currently we have over 200 ASPs in one of these three stages. Once the ASP has integrated the MYDIGIPASS. COM button on their website, the ASP, supported by VASCO marketing, urges their users to click the button on their website to establish a personal account on MYDIGIPASS. COM. As their users sign up and establish their accounts on MYDIGIPASS. COM, they can then access the ASP’s website quickly and securely, consuming the authentication clicks purchased by the ASPs.

Once the ASP’s allotment of licenses and clicks are consumed, we expect them to order additional licenses and clicks, a recurring revenue model.

In the third quarter we announced that MYDIGIPASS.COM is now integrated with WordPress, the largest self-hosting, blogging tool worldwide, and Drupal, which has added MYDIGIPASS.COM to its contributed modules, enabling web developers to embed secure login access for the websites they build through the Drupal community.

During the remainder of 2012 and beyond, we will concentrate on building a critical mass for MYDIGIPASS. COM-enabled websites and activating end users. We believe that we will generate the first meaningful revenue for our services offering in 2013.

I’d like to repeat what I said before. We believe VASCO’s overall business is sound. Including Q3 2012, we have delivered 39 consecutive quarters of positive results. Our cash balance has also grown substantially over that same period. However, the performance of our traditional business, and the banking business in particular, has been irregular due to the transactional nature of our business.

We believe that our banking business is very sound. However, the timing of when a deal materializes within a quarter or a year can have a significant impact on our quarterly financial results. In the short term, I do not expect this to change. Our banking business will stay transaction driven, but we can and must improve the predictability and visibility of our quarterly and annual results in that market.

Executive management has decided that our current approach to forecasting and account management is not working as well as we would like. Accordingly, we have decided to reallocate our sales resources to better manage our key account banking opportunities. Effective immediately our Vice President of Sales has been asked to take the lead of a dedicated key account team focusing on VASCO’s largest banking customers. At the same time, Jan Valcke will temporarily assume direction of the sales organization in accommodation with his responsibilities as President and Chief Operating Officer.

At this time I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Thank you, Ken.

Ladies and gentleman, revenues from our traditional business can defer quarter over quarter because of timing, and size of one order can have a huge impact on short-term results. It is a challenge to forecast not only when an order will be placed, but also when specific shipments will be delivered. Our traditional business provides us with the necessary sources of revenue to invest in our future growth, both in the traditional business and in services.

Our banking market gives us large volumes with lower margins. Banking is important for VASCO because it brings us the critical mass we need in production and it is our entry point in the geographic markets. Banking is still the largest part of our business. It is exactly the banking business that we will take extra measures to fine tune our forecasting system.

The actions that we will take are twofold. One — we will reinforce a system of linking and mirroring local business plans and sales forecasts. The business plan gives us the potential of a market, while the forecast tell us how the sales pipeline looks like. By linking both, we know which actions to take to tackle a market, be it via regeneration or sales activity. I will personally oversee and monitor the implementation of this system.

Two — Key account management for VASCO’s top banking customers. As with many businesses, a relatively large proportion of our revenue comes from a relatively short list of top banking customers. As a consequence, we must focus on and give the highest priority to strategy key accounts. Therefore we have asked VASCO’s Global VP Sales to take the lead of a dedicated key account team focusing on VASCO’s largest banking customers. That way we expect to improve our visibility regarding our banking revenue.

We expect the relationship between our traditional business and our service business has to be complementary. Banking alone, with enterprise and application security, generate the products necessary to build a strong services offering while staying profitable. With our new measures we believe to be able to enhance the predictability of our banking business. However, we will not be able to completely neutralize the transaction-driven character of our business.

We expect that our service business will bring us steadily growing and a recurring source of revenue starting from 2013. We tackle this great new service business opportunity from four different perspectives. First — our application security sales staff aims at recruiting ASPs in order to secure B2B applications with DPS.

Secondly — our business development organization focuses on large ASPs in the B2C field. A number of business development people are already involved, and we expect to strengthen their ranks in short term.

Thirdly, our marketing will support the ASP with many actions designed to help them sign up their users on the MYDIGIPASS.COM platform.

And finally, our banking application security sales organizations will go back to companies that have been brought aboard in step one to sell extra services, packages, activation fees, and more.

It is our firm belief that the combination of our strong traditional business and our service business will lead to a new period of strong growth for VASCO.

Thank you for your attention. And I would like now to turn the meeting back to Ken.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Thank you, Jan.

At this time I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

Thanks, Ken, and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2012 were $36.3 million, a decrease of $5.1 million, or 12%, from the third quarter of 2011. For the first nine months, revenues were $115.2 million, a decrease of $4.4 million, or 4% from the comparable period in 2011. The decrease in revenue in the third quarter reflected an 11% decrease in revenues from the banking market and a 16% decrease in revenues from the enterprise and application security market. For the nine months ended September 30, 2012, the decrease reflected a 6% decrease in revenues from the banking market, partially offset by an 8% increase in revenues from the enterprise and application security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates, primarily changes between the euro and Australian dollars to the US dollar. We estimate that revenues were $1.5 million lower for the third quarter and $3.4 million lower for the first nine months of 2012 than they would have been had the exchange rates in 2012 been the same as in 2011.

The mix of revenues for the third quarter of 2012 was 82% from the banking market and 18% from the enterprise and application security market. The mix of revenues for the nine months ended September 30, 2012 was 81% from the banking market and 19% from the enterprise and application security market. For the third quarter and first nine months of 2011 81% and 83%, respectively, of our revenue came from the banking market and 19% and 17%, respectively, of our revenue came from our enterprise and application security market.

The geographic distribution of our revenue for the first nine months of 2012 was approximately 61% from Europe, 7% from the United States, 22% from Asia, and the remaining 10% from other countries. Through the first nine months of 2011 approximately 72% of our revenue was from Europe, 9% from the US, 7% from Asia, and the remaining 12% was from other countries.

We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods. As discussed previously, the majority of our revenues are sustainable and repeatable by nature, rather than recurring.

Our gross profit margins were approximately 1.3 percentage points lower in the third quarter of 2012 than in the third quarter of 2011, but were 1.6 percentage points higher for the nine-month period ended September 30, 2012 as compared to the same period in 2011. Our gross profit margins were 65.8% and 65.2% of revenue for the third quarter and first nine months of 2012, respectively, compared to 67.1% and 63.6% of revenue for the comparable periods in 2011. The decrease in gross profit as a percentage of revenue for the third quarter of 2012 compared to 2011 primarily reflects the impact of the strengthening of the US dollar versus the euro and other currencies of countries in which we operate.

The increase in gross profit margin for the first nine months of 2012 compared to 2011 primarily reflects a reduction in transport costs and other nonproduct costs, an increase in revenue from the enterprise and application security market as a percentage of total revenue, a reduction in card readers as a percentage of total revenue, and an increase in nonhardware revenue as a percentage of total revenue, partially offset by the negative impact on revenue and gross profit of changes in foreign currency rates.

As noted on previous conference calls, the majority of our inventory purchases are denominated in US dollars. Also as previously noted, our sales are denominated in various currencies including, but not limited to, the euro and Australian dollar. As the US dollar has strengthened when compared to the same periods in the period year, revenue from sales made in euros and Australian dollars decreased as measured in US dollars, without a corresponding change in cost of goods sold.

As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by $1.5 million and $3.4 million for the third quarter and first nine months of 2012, respectively. Had the currency rates in 2012 been equal to the rates in 2011, the gross profit margin would have been approximately 1.3 percentage points higher for the quarter and 1 percentage point higher for the nine months ended September 30, 2012.

As noted earlier, revenue from our enterprise and applications security business, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 18% and 19% of our total revenue for the third quarter and first nine months of 2012, respectively, compared to 19% and 17% through the third quarter and first nine months of 2011, respectively.

Card readers, which can have a lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 13% of our revenue for both the third quarter and first nine months of 2012, respectively, compared to 21% and 22% for the third quarter and first nine months of 2011, respectively.

Nonhardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware unit sold, was 23% of our revenue for both the quarter and first nine months of 2012, respectively, compared to approximately 25% and 22% of total revenue for the third quarter and first nine months of 2011, respectively.

On a consolidated basis our operating expenses for the quarter and nine months ended September 30, 2012 were $17.6 million and $57.7 million, respectively, a decrease of $2.7 million, or 13%, from the third quarter of 2011 and a decrease of $2.7 million, or 4%, for the nine months ended September 30, 2012.

The decrease in consolidated operating expenses for the third quarter of 2012 compared to the third quarter of 2011 was primarily related to a benefit from the change in currency rate of approximately $2 million; a reduction in accruals for annual incentive compensation liabilities of $0.6 million where Management believed that it was no longer probable that the performance objectives would be met; and a reduction in accruals for stock-based incentive plan liabilities of $0.4 million, also where Management believed that it was no longer probable that performance objectives would be met; partially offset by a 2% increase in average headcount.

The decrease in consolidated operating expenses for the first nine months of 2012 compared to the same period in 2011 was primarily related to the benefit of the change in currency exchange rates of approximately $3.7 million, and the reductions in accruals for incentive compensation liabilities during the third quarter, as previously noted, partially offset by a 3% increase in average headcount.

Operating expenses for the third quarter and first nine months of 2012 included $0.5 million and $2.7 million of expenses related to stock-based incentive plan costs, respectively, compared to $0.9 million and $2.2 million of stock-based incentive plan costs for the third quarter and first nine months of 2011, respectively.

Operating expenses also included $0.5 million of amortization related to purchased intangible assets for both the third quarter of 2012 and 2011. Amortization of purchased intangible assets was $1.4 million and $1.5 million for the nine months ended September 30, 2012 and 2011, respectively.

Operating income for the third quarter of 2012 was $6.3 million, a decrease of $1.2 million, or 16%, from the $7.4 million reported for the third quarter of 2011. For the first nine months operating income was $17.5 million in 2012, an increase of $1.8 million, or 12%, from the $15.7 million reported in 2011.

For the first nine months, operating income was $17.5 million in 2012, an increase of $1.8 million, or 12%, from the $15.7 million reported in 2011. Operating income as a percentage of revenue or operating margin was 17% for the third quarter and 15% for the first nine months of 2012. In 2011, our operating margins were 18% for the quarter and 13% for the first nine months. We reported income tax expense of $1.5 million for the third quarter and $4 million for the first nine months of 2012. The effective tax rate was 24% for the third quarter and 22% for the first nine months of 2012.

For 2011, the Company reported income tax expense of $1.3 million for the third quarter and $3.4 million for the first nine months. The effective tax rate reported in 2011 was 18% for the third quarter and 21% for the first nine months. The tax rate in the third quarter of 2012 was negatively impacted by an adjustment to increase our estimated full-year tax rate from 21% to 22%. The tax rate in the third quarter of 2011 benefited from a decrease in our estimate of our full year tax rate from 30% to 21%.

The effective tax rates for both 2012 and 2011 reflect our estimate of our full year tax rate at the end of the third quarter of each period. The change in our tax rate reflects a number of differences including, but not limited to, our estimate for full year pre-tax income at the end of the third quarter of each year, as well as the geographic distribution of where the income will be earned. Under our current structure, our effective tax rate will be very sensitive to the level of pre-tax income. As pre-tax income increases, we expect the effective tax rate to decline. As pre-tax income decreases, the effective tax rate will increase.

The makeup of our workforce as of September 30, 2012 was 372 people worldwide with 174 in sales, marketing, and customer support, 144 in research and development, and 54 in general and administrative. The average headcount for the third quarter of 2012 was seven persons, or 2% higher than the average headcount in the third quarter of 2011. The average headcount for the first nine months of 2012 was 11 persons, or 3% higher than the average headcount in the same period of 2011.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2012. Our net cash balance was $96.1 million at September 30, 2012, an increase of $11 million, or 13%, from $85.1 million at June 30, 2012, and an increase of $11.6 million, or 14%, from $84.5 million at December 31, 2011. The increase in cash from June 30, 2012 was attributable to positive cash flow from operations, the weakening of the U.S. dollar to the euro and most all other currencies—other countries in which we operate, and favorable changes in key elements of working capital.

The increase in cash from December 31, 2011 was primarily attributable to positive cash flow from operations, partially offset by a negative impact on cash of the strengthening of the U.S. dollar to the euro.

At September 30, 2012, we had working capital of $123.8 million, an increase of $5.7 million, or 5%, from $118 million at June 30, 2012, and an increase of $15.2 million, or 14%, from $108.6 million reported at December 31, 2011. The increase in working capital for the quarter and the nine months ended September 30, 2012 was primarily related to cash flow related to our operations.

Thank you for your attention. I’d like to now turn the meeting back to Ken.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Thank you, Cliff. In closing, I’d like to comment on our updated guidance. We are reaffirming the guidance that we gave during the October 9 conference call. We believe that our revenue for full year 2012 will be in a range of $150 million to $157 million, down from the guidance given on our second quarter earnings conference call of $175 million or more. We also believe that our operating income, excluding amortization of acquisition related and tangible assets, will be in the range of 11% to 13% of revenue, down from the guidance given on our second quarter earnings conference call of 13% to 16% of revenue.

This concludes our presentations today, and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you’d limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) And our first question comes from the line of Joe Maxa. Please proceed with your question.

Joe Maxa – Dougherty & Company – Analyst

Thank you. Ken and Cliff, I wanted to address or talk more about the guidance and where your op margins are expected to be. You’re much higher than that 11% to 13% now, I believe. And looking at your guidance, that would suggest Q4 could be an operating margin quarter, much less than the 11% to 13%, if you were to get into that range. Is that how we should be thinking about it?

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

The answer is yes, Joe. As we’ve tried to forecast Q4 and look at the mix of business and where the business is coming from and the currencies in which some of the transactions might be denominated, we do estimate that we’ve got some risk on gross margin. On the operating expense line, given that we had the one-time adjustment, so to speak, of incentive compensation, both for bonus as well as long term incentives, those won’t be continuing or won’t reoccur in Q4. So the OpEx is — planned to increase for that. We also see the exchange rates in the current environment for the euro to the dollar being higher than they were in Q3 and previous quarters. Right now, it’s about $1.30 per euro. So when we put all of those factors together, we anticipate that our operating margin in Q4 would be lower than both Q3 and year-to-date Q3.

Joe Maxa – Dougherty & Company – Analyst

And Cliff, help me out with the operating expense line. I mean, I think you had said $2 million was due to foreign exchange. Was that some type of accrual? I mean, that was a pretty big number to impact your OpEx line.

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

Well, no, that was just the change in the average rate. For Q3 of 2011, it took USD1.44 to buy a euro. The average for Q3 of this year was USD1.25 to buy a euro.

Joe Maxa – Dougherty & Company – Analyst

Okay.

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

So that change of 14% had a significant impact on OpEx.

Joe Maxa – Dougherty & Company – Analyst

Well, let me ask you this way. The G&A line sequentially was down pretty dramatically. Could you explain kind of what the difference was?

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

The G&A line was down for basically a couple of key reasons. One was currency exchange. The second was the majority of those adjustments to compensation went into the G&A line. And third would be related to professional fees. As you may recall, in the third quarter of last year, we were working on the DigiNotar situation. Those fees would largely be down in disco ops at this time. But there are other general activities where professional fees were higher last year than this year. Those issues were really not that significant or recurring. So we really didn’t comment on them in our script.

Joe Maxa – Dougherty & Company – Analyst

Okay. So in Q4 OpEx, we should be looking at more of Q2 as a base than Q3 is?

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

Yes, I would suggest that’s more reasonable.

Joe Maxa – Dougherty & Company – Analyst

Right. Okay, thank you.

Operator

Our next question comes from the line of Fred Ziegel. Please proceed with your question.

Fred Ziegel – Topeka Capital Markets – Analyst

Hi, guys. Ken, could you shed some light on the pricing, both for licenses and clicks, on the new service?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Let me see. Is that the number? We have a pricing scheme that is kind of similar to SMS text messages. The telco’s sell them in bundles to their corporate clients. And so, we’ll have two different types of pricing schemes. One will be for more of a commercial use and in that case they — the users can buy a certain number of licenses and that would be for their users to sign on and become members of the MYDIGIPASS. COM platform. And then, they would buy a group of clicks that would be registered every time the user has an authentication event. There’s a different type of pricing that is more for governmental or non-commercial applications. And in that case, there is an annual fee — a set annual fee that is recurring every year. And then, there is a price per user — it’s a fixed price per user that recurs every year.

Jan, do you have any other color? I would prefer not to give exact numbers at this time. But that’s basically how the pricing—.

Fred Ziegel – Topeka Capital Markets – Analyst

— On the commercial side is the license perpetual or is it annual?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Jan, would you address that please?

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Yes. Maybe a short step back, Fred, is the principle again of the MYDIGIPASS. COM community is that a user is getting a free DIGIPASS. Most of them are a DIGIPASS for mobile, a DIGIPASS that is downloaded on their iPhone, iPad, whatever. And that we believe that that user will use that DIGIPASS for multiple applications, not only for one application. The ASPs can basically buy this community by what Ken already mentioned — activation fee, authentication clicks, and we have that — some other different ways of selling packages.

Most of them are annual. That means perpetual and annual meaning, if you are buying 100,000 clicks and you have not have consumed it after a year, then they will be lost for the ASP.

Fred Ziegel – Topeka Capital Markets – Analyst

Okay, thanks.

Operator

Our next question comes from the line of Jeff Andry. Please proceed with your question.

Jeff Andry – Wunderlich Securities – Analyst

Hey, guys. This is Jeff Andry in for Brian.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Hi, Jeff.

Jeff Andry – Wunderlich Securities – Analyst

Regarding your Word — hey, how are you doing? Regarding your WordPress win, that’s the first major brand name we — win we’ve seen here, particularly in the States. Should we view that as representing increased acceptance for that product in the U.S.?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Jan, please address that.

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Yes. There is already an increase of the compatibility of all those websites using those protocols. So this is not only U.S. It’s a protocol that is used like by Drupal worldwide for different websites. So the compatibility makes it that there is no technical reason anymore why a website should not be connected to MYDIGIPASS. COM.

Jeff Andry – Wunderlich Securities – Analyst

Okay, great. Thank you.

Operator

(Operator Instructions) We do have a follow-up question from the line of Joe Maxa. Please proceed.

Joe Maxa – Dougherty & Company – Analyst

Yes, hi. Just one more question. Ken, where do you see the most growth opportunity in your core business? Are you seeing more growth coming out of Europe now? I mean, and maybe not just today given the macro, but where do you see it in the next — in the coming year or two?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Jan, would you address that, too, please?

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Yes, sure. Is the question, Joe, about additional business — banking or enterprise?

Joe Maxa – Dougherty & Company – Analyst

Really, I’d kind of like a–really across all your business units.

Jan Valcke – VASCO Data Security International, Inc. – President & COO

All right. So basically, what we are doing is making business plans. In these business plans we are measuring the maturity of one, a country, and B, a market. That means that I think we have a much better idea where we can grow faster than the average — or the VASCO average in some countries. I believe or we believe that even if there will be a growth coming also from Europe, we believe that there will be substantial growth coming from Latin America and from Asia in the banking business.

The U.S. is a bit more difficult when it comes to banks. We all know, the U.S. banks really go for applications in retail banking where two factor authentication is needed. What will be the effect of mobile authentication? That we will see quite soon in the U.S. But due to the fact that it’s a very difficult market to forecast, I cannot give a prediction there.

If it comes to the enterprise security, I believe we’re going to have a stable growth worldwide of single-digit and maybe double-digits, but then a little bit of both — 10%. But the real growth needs to come — or the stability in our growth really needs to come from our DIGIPASS. COM. I think that with all the customers we have, with the demand of the market to pay security as an on-demand click, that we will see a growth — a more substantial growth in the U.S. because ASP is really a North America business, a more North American business than in Europe. But they expect that the U.S. market will grow substantially in that field.

Joe Maxa – Dougherty & Company – Analyst

And as a follow-up on that, I think there was an indication maybe in the last quarterly call suggesting you thought 2013 bookings from your DIGIPASS as a service could be 10% of your total. Is that still a number you’re comfortable with?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Well, I remember saying that, Joe. And what I said was I would be disappointed if we couldn’t have order intake or a percentage of the business to be at least 10%. I guess I stand by that. If we can’t do that well, I will be disappointed. And we’re driving towards that. But that is not a prediction. That’s not guidance.

Joe Maxa – Dougherty & Company – Analyst

Understood. Thank you.

Operator

And we do have a follow-up question from the line of Fred Ziegel. Please proceed.

Fred Ziegel – Topeka Capital Markets – Analyst

A couple of things. I know you,generally don’t have a 10% customer in the quarter or year for that matter. But my question is, what’s the concentration of say the top 10 or 15 or however you guys think of it, in really thinking about this relative to kind of the key account organization you’re setting up?

Cliff Bown – VASCO Data Security International, Inc. – EVP & CFO

Yes, Fred, we actually generally do have a 10% customer in each of the periods. It’s just a different customer. Given the transaction nature of the business, a customer that’s 10% in one quarter maybe not be in another quarter. You may also recall that last year HSBC for the full year was about 17% of our revenue, and it was largely due to a significant transaction that was in the beginning backlog going into 2011 and shipped in the first half of 2012.

So for this quarter, we have one customer that’s just slightly over 10% of our revenue in the quarter. Year-to-date we only have one customer — different than the one in the third quarter. That year-to-date is just slightly over 10% of our revenue. Whereas, last year, year-to-date, we had one customer that was 20% of our year-to-date revenue. So the concentration is less this year than it was a year ago. But specifically to your question, if I took the top 10 customers for 2012, they would account for 40% of our revenue this year. If I took the top 10 customers for 2011, they represented 59% year-to-date last year.

Fred Ziegel – Topeka Capital Markets – Analyst

Okay. And within those — I know, Ken, you’ve said in the past that you thought that within your current customers you were only 10% or 20% penetrated. What’s that percentage roughly of the — in the top 10 banks penetrated, are you within them?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Jan, can you address that question?

Jan Valcke – VASCO Data Security International, Inc. – President & COO

So firstly I don’t understand really the question.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

Jan, Fred is asking if you took the top 10 customers that is accounting for 44% of our business and you looked at all their customers, total, and you look at the number of units we’ve shipped to those banks, what percentage penetration would we have? And just an estimate.

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Okay. It’s — again, it’s really depending on the customer and the region. In mature countries we believe that we have a penetration of 60% to 70%. In non-mature countries or less mature countries that can be as little as 30%. So at an average I would say 50% will be a good estimation. Having said that, the growth is — for the growth in an existing customer can be as follows. The first one is replacement. The products general goes for — stands for four years. After that, a customer will replace it either by new products with a — or with products with a new technology. B, there is always a default or other replacement of products not working anymore, not so much from the technical point of view, but rather from the misuse of the products. And thirdly is — we may not forget that — and certainly in non-mature countries it is a serious increase in accountholders that becomes e-banking account holders.

So besides that, the whole market is not penetrated. They are also just three ways of increasing our market in the existing customer base.

Fred Ziegel – Topeka Capital Markets – Analyst

Okay. One final question. Is there 2013 EMV opportunity in the U.S., or is it beyond 2013?

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

I’ll address it and then Jan can follow up. If history repeats itself, looking back at the way that was rolled out in Europe, I think they made the announcement of their intent to rollout the EMV card, and that’s the Europe — Euro Pay Master Card Visa. That’s what that stands for. And the whole idea was they wanted to find a way to reduce credit card fraud. And so, that required that all of the shops and restaurants and retail stores had to update their point of sale equipment to be able to receive a smart card, to plug it in, and to have the buyer enter their four-digit pin, much like an ATM. And so, that takes a long time to get industries or shops, et cetera, to upgrade their hardware to be compatible with the EMV card.

So my personal opinion is we’re still several years away. There may be specific applications where the EMV card is used, but not in a wholesale way.

Jan, do you have any different thoughts on that?

Jan Valcke – VASCO Data Security International, Inc. – President & COO

A little bit I think. We need to see EMV as a protocol, and that protocol can be used on a chip card where the protocol is put on the chip, or it can be used online. I believe for the moment, U.S. is rather going online EMV. That means that they are not going to use smart card technology for the credit card companies. Having said that, Canada is totally different than the United States of America, Canada is really going for EMV — I should say the European way, where EMV is placed on the chip card.

Joe Maxa – Dougherty & Company – Analyst

Okay, thanks.

Jan Valcke – VASCO Data Security International, Inc. – President & COO

Welcome.

Operator

There are no further questions at this time.

T. Kendall Hunt – VASCO Data Security International, Inc. – Founder, Chairman & CEO

All right. Thank you, Operator. And thanks to everybody for joining the call. We look forward to our next call in February. Have a good day.